INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of ____________________, is entered into by KAISER FEDERAL FINANCIAL GROUP, INC., a Maryland corporation (the “Corporation”), and ______________________________________ (“Indemnitee”) with reference to the following facts and circumstances:

A.           Competent and experienced persons are increasingly reluctant to serve as directors or officers of corporations unless they are protected against exposure to litigation costs and risks resulting from such service.

B.           Plaintiffs often seek damages in such large amounts, and the costs of litigation may be so enormous (regardless of the merits of the case), that the defense or settlement of litigation is often beyond the personal resources of directors and officers.
C.           The Corporation believes it is unfair for directors and officers to assume the risk of huge judgments and other expenses in cases in which the director or officer received no personal benefit and in cases where the director or officer was not culpable.

D.           The Corporation’s articles of incorporation (the “Charter”) provide for the Corporation to indemnify its current and former directors and officers to the fullest extent permitted by the Maryland General Corporation Law.  The Charter provides that the indemnification and advancement of expenses provisions set forth therein are not exclusive, and contemplates that contracts may be entered into between the Corporation and its directors and officers with respect to indemnification and advancement of expenses.

E.           The board of directors of the Corporation (the “Board of Directors”) has determined that contractual indemnification as provided herein is reasonable and prudent and promotes the best interests of the Corporation and its stockholders.

F.           The Corporation wants Indemnitee to serve or continue to serve as a director or officer, free from undue concern for unwarranted claims for damages arising out of or related to such services, and Indemnitee is willing to do so on the condition that Indemnitee is granted the rights to indemnification and advancement of expenses provided for herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.           General.

(a)           To the maximum extent permitted by applicable laws, the Corporation shall indemnify Indemnitee if Indemnitee was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit, arbitration or other proceeding (including any appeal therefrom), whether civil, criminal, administrative or investigative (any of the foregoing, a “Proceeding”), by reason of the fact that (i) Indemnitee is or was, or has agreed to serve at the request of the Corporation as, a director, officer, employee or agent of the Corporation or (ii) while serving as a director or officer of the Corporation, Indemnitee is or was serving, or agreed to serve, at the request of the Corporation as a director, officer, employee or agent (including serving as a trustee, partner or manager or in a similar capacity) of a subsidiary of the Corporation or any other entity, venture, trust, benefit plan or other enterprise (any of the foregoing, a “Covered Entity”), or by reason of any action alleged to have been taken or omitted in such capacity.  The foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee in respect of any alleged breach of fiduciary duties, to the full extent permitted under applicable laws.

(b)           The indemnification provided by this Section shall be from and against all costs, expenses (including attorneys’ fees), judgments, fines, settlement payments, losses, liabilities, damages and other obligations (collectively, “Covered Items”) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with a Proceeding, but shall only be provided if (i) Indemnitee’s actions were not the result of active and deliberate dishonesty; (ii) Indemnitee did not actually receive an improper personal benefit in money, property or services in the transaction, event or circumstance at issue; (iii) Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation; and (iv) with respect to any criminal action or proceeding, Indemnitee had no reasonable cause to believe Indemnitee’s conduct was unlawful (collectively, “Standard of Conduct”).

(c)           Notwithstanding the foregoing provisions of this Section, in the case of any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, or while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of a Covered Entity, no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee has been adjudged to be liable to the Corporation unless, and only to the extent that, a court having jurisdiction in the matter determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Covered Items.

(d)           The termination of any Proceeding by judgment, order or settlement shall not, of itself, create a presumption that Indemnitee did not meet the Standard of Conduct. The termination of any Proceeding by a conviction, or a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment shall create a rebuttable presumption that Indemnitee did not meet the Standard of Conduct.

2.           Coverage Of Indemnitee As A Non-Party.  If Indemnitee is, by reason of Indemnitee’s corporate status with the Corporation or any Covered Entity, a witness or other participant in any Proceeding at a time when Indemnitee is not a party in that Proceeding, the Corporation shall indemnify Indemnitee and hold Indemnitee harmless against all Covered Items actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith to the same extent provided in this Agreement as if Indemnitee were a party.

3.           Successful Defense; Partial Indemnification.

(a)           To the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 1 or in defense of any claim, issue or matter therein, Indemnitee shall be indemnified against Covered Items actually and reasonably incurred in connection therewith.  Without limiting the foregoing, if any Proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not meet the Standard of Conduct and (v) with respect to any criminal action or proceeding, an adjudication that Indemnitee had reasonable cause to believe Indemnitee’s conduct was unlawful, for purposes of this Agreement Indemnitee shall be considered to have been wholly successful with respect thereto.

(b)           If Indemnitee is entitled under this Agreement to indemnification for a portion of the Covered Items actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any Proceeding, or in defense of any claim, issue or matter therein, but not for the total amount thereof, the Corporation shall indemnify Indemnitee for the portion of such Covered Items to which Indemnitee is entitled.

4.           Determination That Indemnification Is Proper.  Any indemnification provided for hereunder shall (unless otherwise ordered by a court) be made by the Corporation unless a determination is made that indemnification is not proper in the circumstances because Indemnitee has not met the applicable Standard of Conduct set forth in Section 1.  Any such determination shall be made only by (i) a majority vote of a quorum of directors who are not parties to the Proceeding in question (“disinterested directors”), (ii) a majority vote of a committee of disinterested directors designated by a majority vote of all directors if a quorum of the Board cannot be reached, (iii) a majority vote of a quorum of holders of the outstanding shares of all classes of the Corporation’s stock entitled to vote on the matter, voting as a single class, which quorum shall consist only of stockholders who are not at that time parties to the Proceeding in question, (iv) special legal counsel selected by the disinterested directors or a committee of disinterested directors as provided in clause (ii) of this Section or (v) a court of competent jurisdiction.

5.           Procedure For Indemnification.

(a)           Promptly after Indemnitee receives notice of any claim, demand, event or commencement of a Proceeding for which Indemnitee will make a claim hereunder, including a claim for advancement of costs and expenses (any of the foregoing, a “Covered Event”), Indemnitee shall notify the Corporation in writing of such Covered Event in accordance with paragraph (b) of this Section; provided, however, that any failure or delay by Indemnitee to give such notification shall not relieve the Corporation of its obligations hereunder except to the extent, if  any, that the Corporation is prejudiced in its obligations or rights hereunder as a result of such failure or delay.

(b)           The notification required by paragraph (a) of this Section shall include copies of such documentation and other information as is reasonably available to Indemnitee and reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification.  The Corporation shall, upon receipt of Indemnitee’s request for indemnification, advise the Board of Directors of such request.

(c)           The Corporation’s determination whether to grant Indemnitee’s indemnification request shall be made promptly, and in any event within 60 days following the Corporation’s receipt of Indemnitee’s written request for indemnification pursuant to paragraphs (a) and (b) of this Section.  If the Corporation assumes the defense of Indemnitee in a Covered Event pursuant to Section 6, such assumption shall constitute the Corporation’s granting of Indemnitee’s request for indemnification hereunder, unless not permitted by applicable law.  Indemnitee’s right to indemnification under this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or fails to respond within such 60-day period.  It shall be a defense to any such action by Indemnitee (other than an action for the advancement of costs and expenses under Section 7) that Indemnitee has not met the applicable Standard of Conduct, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable Standard of Conduct, nor a determination by the Corporation that Indemnitee has not met such Standard of Conduct, shall be a defense to the action or create a presumption that Indemnitee has or has not met the applicable Standard of Conduct.  Indemnitee’s costs and expenses (including attorneys’ fees) incurred in successfully establishing the right to indemnification, in whole or in part, shall also be indemnified by the Corporation.

(d)           Indemnitee shall be presumed to be entitled to indemnification under this Agreement upon submission of a request for indemnification in accordance with this Section, and the Corporation shall have the burden of overcoming that presumption in reaching a contrary determination.

6.           Assumption Of Defense By The Corporation.

(a)           The Corporation is entitled to assume the defense of any Covered Event for which the Corporation will indemnify Indemnitee, with counsel reasonably acceptable to Indemnitee, by the Corporation’s delivery to Indemnitee of written election to do so.  After delivery of such election by the Corporation, approval of such counsel by Indemnitee and retention of such counsel by the Corporation, the Corporation will not be liable to Indemnitee for attorneys’ fees subsequently incurred by Indemnitee with respect to such Covered Event (but Indemnitee may employ his own counsel at his own expense); provided, however, that if (i) counsel to the Corporation or Indemnitee reasonably concludes that there is a conflict of interest, or reasonably believes that such conflict is likely to arise, between the Corporation and Indemnitee on any significant issue in the conduct of the defense or (ii) the Corporation has not, in fact, employed counsel in a reasonably timely manner to assume the defense of such Covered Event, then the fees of Indemnitee’s counsel shall be at the expense of the Corporation, except as otherwise expressly provided by this Agreement.  The Corporation shall not, however, be entitled, without the consent of Indemnitee, to assume the defense of any Covered Event brought by or in the right of the Corporation to procure a judgment against Indemnitee or as to which counsel for the Corporation or Indemnitee has reasonably made the conclusion or has the reasonable belief specified in clause (i) of this paragraph (a).

(b)           To the extent within the Indemnitee’s power, Indemnitee shall give such information and cooperation as may be reasonably required by the Corporation in any Covered Event for which the Corporation has assumed the defense of Indemnitee.

(c)           The Corporation’s assumption of the defense of a Covered Event pursuant to this Agreement shall constitute a determination by the Corporation that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable Standard of Conduct, unless not permitted by applicable law.

7.           Advancement Of Expenses.  Costs and expenses reasonably incurred by Indemnitee in the defense of any Covered Event shall be paid promptly (but in no event shall exceed 20 days after a written claim was received) by the Corporation in advance of a final disposition of such Covered Event, without Indemnitee first having to pay them out of Indemnitee’s own pocket if the Indemnitee provides a written affirmation of the Indemnitee’s good faith belief that the applicable Standard of Conduct has been met and a written undertaking to repay the amount if (i) it is ultimately determined that such Standard of Conduct has not been met or (ii) it is ultimately determined by a court of competent jurisdiction that Indemnitee is not entitled to be indemnified by the Corporation.  To the extent that Indemnitee actually pays out-of-pocket costs or expenses that are eligible for advancement by the Corporation hereunder, the Corporation shall promptly reimburse such amounts to Indemnitee as an advance.  The Corporation shall not be obligated, however, to advance any costs or expenses if it is prohibited by applicable law, regulation or regulatory order from doing so, or as provided in Section 6 if the Corporation has assumed the defense of Indemnitee.  If it is ultimately determined that Indemnitee has not met the applicable Standard of Conduct or if it is ultimately determined by a court of competent jurisdiction that Indemnitee is not entitled to be indemnified by the Corporation, Indemnitee shall promptly reimburse the Corporation for all amounts so advanced.

8.           Settlements.  The Corporation shall not be obligated to indemnify Indemnitee for any amounts paid in settlement of any Covered Event if the settlement is effectuated without the Corporation’s prior written consent. The Corporation shall not settle any Covered Event in any manner that would impose any obligation, penalty or limitation on, or that otherwise would adversely affect, Indemnitee without Indemnitee’s prior written consent.  Neither the Corporation nor Indemnitee shall unreasonably withhold or delay consent to any proposed settlement.

9.           Insurance And Subrogation.

(a)           Throughout the term of this Agreement, the Corporation shall make commercially reasonable efforts to maintain directors’ and officers’ liability insurance (“D&O Insurance”) that is not less favorable to Indemnitee than the D&O Insurance that the Corporation has in effect on the date of this Agreement. The Corporation shall make commercially reasonable efforts to exercise all options available under the D&O Insurance to obtain tail coverage, or additional extended reporting period coverage, to the extent such coverage would apply to Indemnitee’s service with the Corporation or a Covered Entity.

(b)           To the extent of any payment by the Corporation to or on behalf of Indemnitee under this Agreement, the Corporation shall be subrogated to all of Indemnitee’s rights of recovery under the D&O Insurance or any other available insurance policy or bond.  Indemnitee shall take all action necessary to secure such rights, including execution of documents needed for the Corporation to bring suit to enforce such rights.  The Corporation shall pay or reimburse all expenses actually and reasonably incurred by Indemnitee in connection with such subrogation.

10.           Limitation On Indemnification.  Notwithstanding anything in this Agreement to the contrary, the Corporation shall not be obligated to indemnify Indemnitee:

(i)           for any amount that has actually been paid to or on behalf of Indemnitee under any insurance policy, bond, contract, agreement or otherwise;

(ii)           for any amount that has been advanced to Indemnitee by an insurance company or bonding company, with such advance being secured by Indemnitee’s right to indemnification payments from the Corporation;

(iii)           on account of Indemnitee’s acts or omissions if a final adjudication establishes that such acts or omissions involved bad faith, active and deliberate dishonesty, intentional misconduct, fraud or a knowing violation of law and were material to the cause of action, or, in the case of a criminal action or proceeding, Indemnitee had reasonable cause to believe that Indemnitee’s conduct was illegal;

(iv)           on account of any transaction with respect to which Indemnitee is finally adjudged to have received an improper personal benefit in money, property or services;

(v)           with respect to a Proceeding initiated by Indemnitee, unless it was (A) brought to establish or enforce a right to indemnification (in which case clause (vi) below shall govern) or (B) authorized by the Board of Directors;

(vi)           with respect to a Proceeding instituted by Indemnitee to enforce or interpret this Agreement, except to the extent that (A) Indemnitee is successful in establishing Indemnitee’s right to indemnification in such Proceeding or (B) the court in such Proceeding determines that, despite Indemnitee’s failure to establish the right to indemnification, Indemnitee is entitled to indemnity;

(vii)           with respect to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor against Indemnitee if Indemnitee is adjudged to be liable to the Corporation unless, and only to the extent that, the court in such action or suit determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity;

(viii)           with respect to any short-swing trading liability under section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor statute;

(ix)           in connection with any Proceeding or claims for the enforcement of Indemnitee’s noncompete, nondisclosure or other contractual obligations owed to the Corporation or any Covered Entity, unless Indemnitee is successful in the defense of such claim or Proceeding; or

(x)           to the extent indemnification is prohibited by applicable law, including applicable banking law and regulations.

11.           Savings Clause.  If any provisions of this Agreement are invalidated by a court of competent jurisdiction, the Corporation shall indemnify Indemnitee and hold Indemnitee harmless to the full extent permitted by the provisions of this Agreement that have not been invalidated and by applicable law.

12.           Contribution.  To provide for just and equitable treatment in circumstances where the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to Indemnitee in whole or in part, it is agreed that in such event the Corporation shall, to the full extent permitted by applicable law, contribute to the payment of Indemnitee’s Covered Items in an amount that is just and equitable in the circumstances, taking into account, among other things, contributions by other directors and officers of the Corporation or others pursuant to indemnification agreements or otherwise; provided, however, that such contribution shall not be required where such holding by the court is due to (i) the failure of Indemnitee to meet the applicable Standard of Conduct or (ii) any limitation on indemnification set forth in Sections 5(a), 8 or 10.

13.           Subsequent Legislation.  If the laws of the State of Maryland (or the laws of any successor jurisdiction governing the Corporation) are amended after adoption of this Agreement to expand further the indemnification permitted to directors or officers, then subject to all other terms and conditions of this Agreement, the Corporation shall indemnify Indemnitee to the full extent permitted by such laws as so amended.

14.           Other Indemnification Rights And Provisions.

(a)           Except as provided in paragraph (b) of this Section, the provisions herein for indemnification and advancement of expenses are not exclusive of any other rights which Indemnitee may have under any provision of law, in any court in which a Proceeding is brought, by vote of the Corporation’s stockholders or disinterested directors, under any other agreements or otherwise.  Indemnitee’s rights under this Agreement shall continue after Indemnitee has ceased being a director or officer of the Corporation and shall inure to the benefit of Indemnitee’s heirs, executors and administrators.  No amendment or alteration of the Charter or the bylaws or other governing documents of the Corporation shall adversely affect Indemnitee’s rights under this Agreement.

(b)           In the event of any inconsistency or conflict between this Agreement and the Charter with respect to indemnification and advancement of costs and expenses, or in the event that this Agreement imposes (i) procedural requirements on Indemnitee’s exercise of the right to be indemnified or receive an advancement of costs and expenses or (ii) limitations on such rights, which requirements or limitations are not contained in the Charter, then Indemnitee covenants and agrees to be bound by the provisions of this Agreement.  Such covenant and agreement are in consideration and are a material inducement for the Corporation’s granting of the valuable rights and benefits to Indemnitee under this Agreement.

15.           Amendments; Waivers.  No amendment, modification or waiver of any provision of this Agreement shall be binding unless in writing and signed by both parties hereto.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision hereof nor shall such waiver constitute a continuing waiver.

16.           Successors And Assigns.  This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives.  The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, to agree in writing to assume and perform under this Agreement in the same manner and to the same extent that the Corporation would be required to perform under it if no such succession had taken place.

17.           Governing Law.  This Agreement shall be governed by, and construed according to, the laws of the State of Maryland as applied to contracts entered into, and to be performed entirely within, the State of Maryland.  If a court of competent jurisdiction makes a final determination that the laws of any jurisdiction other than the State of Maryland govern indemnification by the Corporation of its officers and directors and advancement of officers’ and directors’ costs and expenses, then such rights provided under this Agreement shall be enforceable to the full extent permitted under such other laws.

18.           No Employment Rights.  Nothing in this Agreement gives Indemnitee any right to employment or continued employment.

19.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

20.           Headings.  The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first set forth above.

THE CORPORATION:	INDEMNITEE:
KAISER FEDERAL FINANCIAL GROUP, INC., a Maryland corporation	_________________________________ Name:

By: ____________________________
Name:
Title: